As filed with the Securities and Exchange Commission on December 24, 2014:

Registration No. 333----------------

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTH AMERICAN OIL & GAS CORP.
(Exact Name of Small Business Issuer in its Charter)

NEVADA	1382	98-087028
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

56 E. Main Street – Suite 202

Ventura, California 93001

(805) 643-0385

 (Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Robert Rosenthal, CEO, President and Secretary

56 E. Main Street – Suite 202

Ventura, California 93001

(805) 643-0385

 (Name, Address and Telephone Number of Agent for Service)

2014 Consultant’s Services Plan

(Full Title of the Plan)

Copies of communications to:

Sol Slotnik, Esq.

11 East 44th Street – 19th Fl.

New York, New York 10017

(212) 687-1222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $.001 (3)	3,000,000	(3)	$60,000.00	$0.02	$6.97

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act. The amount of shares to be registered represents the Company’s good faith estimate of the number of shares to be offered by certain selling security holders of the Company’s common stock.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(h) on the basis of the weighted average exercise price of $0.02 per share (rounded up to the nearest cent).

(3) Represents shares of common stock currently outstanding to be sold by the selling security holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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PART I

Information Required in the Section 10(a) Prospectus

Explanatory Note: Under this Registration Statement North American Oil & Gas Corp. (the “Company”) is registering and then issuing to a consultant Three Million (3,000,000) shares of Common Stock, par value $.001 per share, under the North American Oil & Gas Corp. 2014 Consultant’s Services Plan (the “Plan”) in consideration for services already performed under the Plan by the consultant. The consultant is not an officer, director nor affiliate of the Company.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents (other than the portions of those documents furnished or otherwise not deemed to be filed) filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 25, 2014, as amended by Form 10-K/A for the year ended December 31, 2013, filed on September 15, 2014, 2014 (including information specifically incorporated by reference therein from the Registrant’s definitive proxy statement on Schedule 14A, filed on October 1, 2014);

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 19, 2014;

(c)  The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed on August 27, 2014;

(d)  The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed on November 14, 2014;

(e) The Registrant’s Current Reports on Form 8-K, filed on July 28, 2014, November 14, 2014, and November 28, 2014; and

(f) The description of the Registrant’s common stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form S-1, filed on March 17, 2011, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Nevada corporation and the provisions of the Nevada Revised Statutes will be applicable to the indemnification the Registrant offers its officers and directors. In its By-laws, Registrant generally agrees to indemnify each person who is a director or officer of the Registrant, to the fullest extent permitted by the Nevada Revised Statutes or other applicable laws. In its By-laws the Registrant indicates that, in connection with any such indemnification. It is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding.

Under the Articles of Incorporation, the By-laws, and the Nevada Revised Statutes, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages, or expenses in defense of an action, for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, agent or employee of the Registrant, or serving in such capacity for another entity at the request of the Registrant, except for liability for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or there is reasonable cause to believe it was unlawful, or (iii) for any transaction from which the director derived an improper personal benefit. The Registrant has the power to purchase and maintain insurance on behalf of any person potentially liable eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of the Registrant’s consummation of a business combination, including such consummation wherein the Registrant is merged into or reorganized as a new entity.

The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Nevada Revised Statutes and also Registrant’s Articles of Incorporation and By-laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ventura, California on December 17, 2014.

NORTH AMERICAN OIL & GAS CORP.

By	/s/ Robert Rosenthal
Robert Rosenthal
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Robert Rosenthal	Chief Executive Office and President	December 17, 2014
Robert Rosenthal

/s/ Cosimo Damiano	Director and Chief Financial Officer	December 17, 2014
Cosimo Damiano	(Principal Financial and Accounting Officer)

/s/ Donald Boyd	Director	December 17, 2014
Donald Boyd

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INDEX TO EXHIBITS

3.1	Articles of Incorporation For North American Oil & Gas Corp., filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on April 8, 2014, and incorporated herein by reference.

3.2	By-laws of North American Oil & Gas Corp., filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed on April 8, 2014, and incorporated herein by reference.

5.1	Opinion of Sol Slotnik, Esq. filed herewith.

23.1	Consent of MaloneBailey, LLP, filed herewith.

23.2	Consent of Eide Bailly LLP, filed herewith.

23.3	Consent of Sol Slotnik, Esq. (included in Exhibit 5.1)

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